UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 18, 2010

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Sheet Arrangement

On April 1, 2010 Evergreen Energy, Inc. (the “Company”) announced that it had completed the sale of Buckeye Industrial Mining Co. (“Buckeye”) and utilized a portion of the sale proceeds to retire its outstanding 2009 Convertible Notes (the “2009 Notes”).  Subsequent to this announcement,  certain holders’ of the Company’s outstanding 2007 Convertible Notes (the “2007 Notes”) commenced litigation against the Company, Buckeye and the holders of the 2009 Notes, seeking to: (i) void all obligations of Buckeye with respect to the 2009 Notes, including the security interests granted in connection therewith, (ii) to enjoin Buckeye from paying the 2009 Notes with the proceeds of the sale of Buckeye’s assets; and (iii) to enjoin Buckeye from transferring any of its assets to a third party.  AQR Absolute Return Master Account L.P., et al., v. Centurion Credit Funding LLC, Level 3 Capital Fund, LP, Buckeye Industrial Mining Company, et al., Case No. 10CV340 (Ct. Com. Pl. Columbiana County, OH).  On May 3, 2010, the Company and Buckeye filed their original answer to this litigation, asserting numerous defenses to the claims of the plaintiff holders of the 2007 Notes.

On May 18, 2010, the Company received notice that the plaintiff holders of the 2007 Notes have declared the 2007 Notes in default as a result of the assertion by the Company and Buckeye of one of its affirmative defenses to their litigation claims, causing all outstanding amounts under the 2007 Notes to immediately due and payable.  As of May 18, 2010, the date the Company received notice of the default, the Company had the outstanding principal and accrued interest of the 2007 Notes was $27,375,000 and approximately $651,000, respectively.

The Company and Buckeye believe the declaration of default by the plaintiff holders of the 2007 Notes is improper.  Accordingly, the Company and Buckeye have filed an amended answer asserting numerous counterclaims against the plaintiff holders of the 2007 Notes for the improper declaration of default; seeking a declaratory judgment that no event of default has occurred under the 2007 Notes and damages.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: May 24, 2010	By: /s/ Diana L. Kubik
Diana L. Kubik
Vice President and Chief Financial Officer

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